As filed with the Securities and Exchange Commission on August 5, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CELLECTIS S.A.

(Exact name of registrant as specified in its charter)

France	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Cellectis S.A.

8, rue de la Croix Jarry

75013 Paris, France

+33 1 81 69 16 00

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2021 Stock Option Plan

2021 Free Shares Plan

(Full title of the plans)

Cellectis, Inc.

430 East 29th Street

New York, New York 10016

(347) 908-5980

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter E. Devlin	Renaud Bonnet	Marie-Bleuenn Terrier
Robert G. Marshall II	Jones Day	General Counsel
Jones Day	2, rue Saint-Florentin	Cellectis S.A.
250 Vesey Street	75001 Paris, France	8, rue de la Croix Jarry
New York, NY 10281	+33 1 5659-3939	75013 Paris, France
(212) 326-3939		+33 1 81 69 16 00

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)(3)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, €0.05 nominal value per share reserved for future issuance upon the exercise of stock options issuable under the 2021 Stock Option Plan	568,185	$13.10 (4)	$7,443,223.50	$812.06
Ordinary Shares, €0.05 nominal value per share reserved for future issuance upon settlement of free shares issuable under the 2021 Free Share Plan	568,185	$13.10 (4)	$7,443,223.50	$812.06
Options and Rights to Purchase or Acquire Ordinary Shares	1,136,370	N/A	N/A	N/A
Aggregate Registration Fee				$1,624.12

(1)

These shares may be represented by the Registrant’s American Depositary Shares, or ADS. Each ADS represents one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-202488).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Ordinary Shares that become issuable under the Registrant’s 2021 Stock Option Plan or the Registrant’s 2021 Free Shares Plan or by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.

(3)

The shareholders authorization relating to the ordinary shares reserved for future issuance upon stock option and free share grants covered by this Registration Statement restricts the aggregate number of ordinary shares issuable to an aggregate of 568,185 ordinary shares. Accordingly, notwithstanding the 1,136,370 ordinary shares registered on this Registration Statement, the aggregate amount issuable upon such future issuances cannot exceed 568,185 ordinary shares.

(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act based upon the price of $13.10 per ADS, which was the average of the high and low prices of the ADS as reported on NASDAQ for July 30, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Cellectis S.A. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2020, filed with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the ”Exchange Act”) on March 4, 2021 (File No. 001-36891), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b) The Registrant’s Reports of Foreign Private Issuer on Form 6-K filed with the Commission on March  29, 2021, April 9, 2021, May  6, 2021 (filing the Registrant’s interim report for the quarter ended March 31, 2021), June 2, 2021 (excluding Exhibit 99.1), and August 5, 2021 (filing the Registrant’s interim report for the quarter and six months ended June 30, 2021), and all other reports on Form 6-K that are furnished to the Commission and that are identified in such form as being incorporated by reference, since the end of the fiscal year covered by the Registrant’s annual report on Form 20-F referred to in (a) above; and

(c) The description of the Registrant’s Ordinary Shares and American Depositary Shares contained in the Registrant’s Registration Statement on Form 8-A filed on March 23, 2015 (File No. 001-36891) under the Exchange Act, including any amendment or report filed for the purpose of updating such description, , including the description of the our securities included as Exhibit 2.3 to the Company’s Annual Report on Form 20-F filed with the SEC on March 4, 2021.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents; provided, however, that documents or information deemed to have been furnished (except for documents or information deemed to have been specifically incorporated by reference as discussed in (b) above) and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under French law, provisions of By-laws that limit the liability of directors and officers are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by a company or through liability insurance.

We maintain customary liability insurance coverage for our directors and executive officers, including insurance against liability under the Securities Act, and we may enter into agreements in the future with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements would provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

These indemnification arrangements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These arrangements also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification arrangements.

Certain of our non-employee directors may, through their relationships with their employers or partnerships, be insured against certain liabilities in their capacity as members of our board of directors.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

See the Exhibit Index on the page immediately preceding the signature page for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS

1.	The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1(1)	By-laws (statuts) of the registrant (English translation)

5.1	Opinion of Jones Day

23.1	Consent of Ernst & Young et Autres

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this Registration Statement on Form S-8)

99.1	2021 Stock Option Plan

99.2	2021 Free Shares Plan

(1)

Filed as Exhibit 1.1 to Registrant’s Report of Foreign Private Issuer on Form 20-F (File No. 001-36891), filed with the Securities and Exchange Commission on March 5, 2020, and incorporated herein by reference

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France on August 5, 2021.

CELLECTIS S.A.

By:	/s/ André Choulika
André Choulika
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors, officers and/or authorized representative in the United States of Cellectis S.A., hereby severally constitute and appoint Dr. André Choulika and Marie-Bleuenn Terrier, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-8 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of Cellectis S.A., and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 5, 2021.

Signature	Title

/s/ André Choulika André Choulika	Chief Executive Officer, Director and Co-Founder (Principal Executive Officer)

/s/ Eric Dutang Eric Dutang	Chief Financial Officer (Principal Financial and Accounting Officer)

Jean-Pierre Garnier	Chairman of the Board

/s/ David Sourdive David Sourdive	Director, Executive Vice President Strategic Initiatives and Co-Founder

/s/ Laurent Arthaud Laurent Arthaud	Director

/s/ Pierre Bastid Pierre Bastid	Director

Rainer Boehm	Director

/s/ Alain Godard Alain Godard	Director

/s/ Hervé Hoppenot Hervé Hoppenot	Director

Annick Schwebig	Director

Cellectis, Inc., Authorized Representative in the United States

By:	/s/ André Choulika
André Choulika
President